SPECIAL SHAREHOLDER MEETING
OF
PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.


650 8th Street, Des Moines, Iowa April 2, 2013 10:30 a.m.


       A special shareholder meeting of the Asset Allocation
Account, a series of Principal Variable Contracts Funds, Inc. (the "Corporation"), was convened at 650 8th Street, Des Moines, Iowa on Monday, April 2, 2013 at 10:30 a.m.

       The meeting was called to order by N. M. Everett, President and CEO of the Corporation.

       Ms. B. C. Wilson, Secretary of the Corporation, was appointed Secretary of the meeting and kept minutes.

       Ms. Everett appointed T. P. Sakauye as Inspector of
Election and directed him to report to the Secretary the total number of shares represented at the meeting in person and by proxy. The Inspector filed with the Secretary a Certificate of Tabulation from Boston Financial Data Services, the proxy tabulator, which included details of all votes received at the time of the meeting. The Secretary announced that of the shares entitled to vote at the meeting, the holder of the following shares was present at the meeting by proxy:

Account
Shares Present
at Meeting
Shares Entitled
to Vote
Percent of
Outstanding
Shares (O/S)
Asset Allocation
4,598,839.948
4,598,839.948
100.00%

       Ms. Everett announced that Section 2.05 of the by-laws establishes a quorum as a one-third interest of all the capital stock outstanding and that the meeting was lawfully and properly convened. Ms. Everett added that, pursuant to the Investment
Company Act of 1940, approval for Issue 1 required the vote of a "majority of outstanding voting securities" as defined in the Investment Company Act of 1940.

       Ms. Everett directed the Secretary to give a copy of the minutes of the last shareholder meeting to each shareholder who was present and requested a copy. With the consent of the shareholders present by proxy, Ms. Everett dispensed with the reading of the minutes of the last shareholder meeting.

       Ms. Everett discussed the Board of Director's proposal and recommendation to approve the Plan of Acquisition providing for the reorganization of Asset Allocation Account into the Strategic Asset Management ("SAM") Balanced Portfolio, as described in the proxy statement dated February 18, 2013. The following resolution was thereupon presented by the Secretary:

"BE IT RESOLVED, That the proposal to approve the Plan of Acquisition, providing for the reorganization of the Asset Allocation Account into the Strategic Asset Management ("SAM") Balanced
Portfolio, as described in the proxy statement dated
February 18, 2013, is approved."

       The resolution was duly moved and seconded. Upon receiving the report from the Secretary, Ms. Everett reported the results for the Asset Allocation Account:

	Number of Shares	% of O/S
	% of Shares Present
For	3,820,963.240	83.085%
	83.085%
Against	78,023.702	1.697
	1.697
Abstain	699,853.006	15.218
	15.218
	Total Vote	4,598,839.948	100.000%
	100.000%

       Ms. Everett noted that the proposal for the Fund required the affirmative vote of a "majority of the outstanding shares" of the Fund, as defined in the Investment Company Act of 1940 and, therefore the resolution had been duly adopted.

       There being no further business, the meeting, on motion duly made, was adjourned.





Secretary of the Meeting




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